Flagstone Re Reports Basic Book Value per Share of $13.59 for end of Third Quarter 2007

HAMILTON, Bermuda--(BUSINESS WIRE) – November 7th, 2007 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that their third quarter of 2007 ended with a basic book value per share of $13.59, up 7.1% for the quarter and diluted book value per share of $13.30, up 7.1% for the quarter both measures inclusive of dividends. Net income available to common shareholders for the quarter ended September 30, 2007 of $66.2 million, or $0.77 per diluted share, compared to $56.9 million, or $0.79 per diluted share, for the quarter ended September 30, 2006. Net income for the nine months ended September 30, 2007 was $116.6 million, or $1.44 per diluted share, compared to $88.8 million, or $1.27 per diluted share, for the corresponding period of 2006.

CEO David Brown commented:  “The third quarter produced a very pleasing result.  Our gross premiums written for the year to date are up 77.6% over last year, after eliminating the impact of Island Heritage which we consolidated for the first time this quarter.  This growth was achieved in a careful manner without sacrificing quality or terms and conditions.  The quarter was not without losses, but they were moderate events for us and reserves established in prior quarters proved to be solid.

Chairman, Mark Byrne noted: “We regard the increase in diluted book value per share, measured over intervals of three years, as the best single measure of our performance for shareholders. Since the founding of the Company the annualized growth is 18.9%, which is better than our 17% target.  Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter, and we do not issue earnings guidance.”

Summary of unaudited consolidated financial data for the periods are follows:

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Expressed in thousands of U.S. dollars, except for share data and ratios)

Gross Premiums Written	$123,704	$61,914	$512,062	$275,981
Net Premiums Written	$91,132	$50,525	$471,245	$255,990
Net Premiums Earned	$138,799	$63,481	$351,867	$119,728
Net Investment Income	$17,022	$9,849	$51,184	$24,650
Net income	$66,249	$56,909	$116,553	$88,755
Total Shareholders' Equity	$1,158,933	$802,416	$1,158,933	$802,416
Combined Ratio (1)	61.9%	44.5%	75.9%	52.2%
Basic Earnings per Share	$0.78	$0.79	$1.44	$1.28
Diluted Earnings per Share (2)	$0.77	$0.79	$1.44	$1.27
Basic Book Value per Share	$13.59	$11.22	$13.59	$11.22
Diluted Book Value per Share	$13.30	$11.09	$13.30	$11.09
Growth in Basic Book Value per Share (3)	7.1%	8.1%	12.8%	13.1%
Growth in Diluted Book Value per Share (3)	7.1%	8.0%	11.7%	12.5%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended September 30, 2007 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 1,538,000 PSU’s outstanding under the PSU plan as at September 30, 2007.

(3)	Growth in basic book value per share and diluted book value per share represent the increase in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity are presented at the end of this release.

Results of Operations

Premiums

Gross premiums written for the third quarter of 2007 were $123.7 million, compared to $61.9 million for the same quarter of 2006, an increase of 99.8% from the prior quarter. Gross premiums written for the nine months ended September 30, 2007 were $512.1 million compared to $276.0 million for the same period in 2006, an increase of 85.5% from the prior period.

The increase in gross premiums written for both periods was due primarily to (i) increased participations on programs from our existing clients and the addition of new clients due to our larger capital base and growth in our franchise; and, (ii) the acquisition of the controlling interest in Island Heritage in July 2007 which resulted in the inclusion of $21.8 million in gross premiums for the quarter.

The gross premiums written in third quarter 2007 include $68.5 million for property catastrophe, $36.1 million for other property, and $19.1 million for specialty compared to $41.3 million, $11.9 million and $8.7 million, respectively, for the same quarter in 2006.

The gross premiums written for the nine months ended September 30, 2007 include $373.8 million for property catastrophe, $84.5 million for other property, and $53.8 million for specialty compared to $201.5 million, $53.7 million and $20.8 million, respectively, for the same period in 2006.

Net premiums earned were $138.8 million for the third quarter of 2007 compared to $63.5 million for the same quarter of 2006. Net premiums earned for the nine months ended September 30, 2007 were $351.9 million compared to $119.7 million for the same period of 2006.

Net investment income and net realized and unrealized gains and losses on investments

Net investment income for the third quarter of 2007 was $17.0 million, compared to $9.8 million for the same quarter in 2006. Net investment income for the nine months ended September 30, 2007 was $51.2 million, compared to $24.7 million for the same period in 2006.

The increase in investment income for both periods reflects higher average invested assets in our portfolio of high quality, short duration fixed maturity and short term investments.

During the third quarter of 2007, the Company recorded $8.3 million of net realized and unrealized gains compared to net realized and unrealized gains of $10.8 million in the third quarter of 2006. As noted in our first quarter, 2007 earnings press release, effective January 1, 2007 we early adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement  No. 115”, (“SFAS 159”) with respect to our investment portfolio. The impact is that all subsequent changes in the fair value of our investment portfolio will be recorded as net realized and unrealized gains (losses) in our statement of operations. For the three months ended September 30, 2007, our net realized and unrealized gains includes $8.1 million gain on our fixed maturity portfolio, $3.7 million gain on our equity portfolio, $7.3 million loss on our derivative instruments, and $3.8 million gain on other investments.

During the nine months ended September 30, 2007, the Company recorded $10.9 million of net realized and unrealized gains compared to net realized and unrealized gains of $2.2 million in the same period of 2006.  For the nine months ended September 30, 2007, our net realized and unrealized gains includes $3.1 million loss on our fixed maturity portfolio, $6.9 million gain on our equity portfolio, and $6.4 million gain on other investments.

Losses incurred

Losses and loss adjustment expenses were $37.4 million for the third quarter of 2007, representing a loss ratio of 27.0% compared to $9.7 million and a loss ratio of 15.3% for the same quarter last year. The third quarter of 2007 includes $10.3 million with respect to flooding which impacted parts of Southern and Central England and Wales in July. In the current quarter, the Company did not experience any deterioration in the prior estimates for Windstorm Kyrill, the June 2007 United Kingdom floods, and the New South Wales (Australia) flood losses.

Losses and loss adjustment expenses were $162.4 million for the nine months ended September 30, 2007, representing a loss ratio of 46.2% compared to $19.6 million and a loss ratio of 16.3% for the same period last year. In addition to the July UK floods noted above, we incurred gross losses of $33.8 million from Windstorm Kyrill which swept across Northern Europe in January 2007, $31.0 million for United Kingdom flood losses in Northern England in June 2007, $23.5 million for New South Wales (Australia) flood losses, and $6.0 million for a Zenit Satellite loss in January 2007. The first nine months of 2006 experienced light catastrophe activity.

Expenses

Acquisition costs and general and administrative expenses were $48.6 million for the third quarter of 2007 representing an expense ratio of 34.9% compared to $18.6 million or 29.2% for the same quarter last year. Included in these numbers were $2.0 million and $1.2 million for the quarters ended September 30, 2007 and September 30, 2006, respectively, relating to the expensing of share based equity compensation. Also included in the September 30, 2007 results is $5.0 million of acquisition costs and general and administrative expenses relating to Island Heritage which are now included in the Company’s consolidated results since the acquisition of the controlling interest in Island Heritage in July 2007.

Acquisition costs and general and administrative expenses were $104.5 million for the nine months ended September 30, 2007 representing an expense ratio of 29.7% compared to $42.9 million and 35.9% for the same period in 2006. Included in these numbers were $6.2 million and $5.5 million for the nine month periods ended September 30, 2007 and September 30, 2006, respectively, relating to the expensing of share based equity compensation. Also included in the September 30, 2007 results is $5.0 million relating to Island Heritage noted above.

For the third quarter of 2007, the Company generated a combined ratio of 61.9%, compared to a combined ratio of 44.5% for the third quarter of 2006. For the nine months ended September 30, 2007, the Company generated a combined ratio of 75.9%, compared to a combined ratio of 52.2% for the same period in 2006.

Interest expense

Interest expense for the third quarter of 2007 was $5.9 million, compared to $1.3 million for the same quarter in 2006.  Interest expense for the nine months ended September 30, 2007 was $12.7 million, compared to $1.3 million for the same period in 2006.  Interest expense primarily consists of interest due and amortization of debt offering costs on our junior subordinated deferrable interest debentures which were issued in August 2006, June 2007, and September 2007.

Minority interest

From January 1, 2007, the Company consolidates Mont Fort Re ("Mont Fort"), a segregated accounts or "cell" company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended) in accordance with the provisions of FASB Interpretation No. 46 (revised) Consolidation of Variable Interest Entities. As such, the results of Mont Fort are included in the Company’s unaudited consolidated financial statements and the portions of Mont Fort’s net income and shareholders equity attributable to the preferred shareholders are recorded in the consolidated financial statements of the Company as minority interest.

Included in the Company's assets as at September 30, 2007 were cash, cash equivalents and fixed maturity investments of $167.2 million held for the sole benefit of preferred shareholders of each specific Mont Fort cell and available to settle the specific current and future liabilities of each cell.

On July 3, 2007, Flagstone purchased 73,110 shares (representing a 21.4% interest) in Island Heritage for a purchase price of $12.6 million. Island Heritage is a Caribbean property insurer based in the Cayman Islands which targets the property insurance market.  With this acquisition, Flagstone took a controlling interest in Island Heritage by increasing its interest to 54.6% of the voting shares.  Flagstone’s share of Island Heritage’s results from operations was recorded in the Company’s consolidated financial statements under the equity method of accounting through June 30, 2007. As a result of the acquisition of the controlling interest, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements.

Shareholders’ equity

Shareholders' equity was $1.2 billion at September 30, 2007, compared to $864.5 million at December 31, 2006.  Diluted book value per share at September 30, 2007 was $13.30, compared to $11.94 per share at December 31, 2006.

Declaration of quarterly dividend

On October 26, 2007, the Board of Directors declared a quarterly dividend of $0.04 per common share.  The dividend is payable on November 15, 2007 to shareholders of record at the close of business on October 31, 2007.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. Flagstone believes this measure to be more relevant than comparable GAAP measures in evaluating Flagstone’s financial performance. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

Flagstone will host a conference call on Thursday November 8th, 2007 at 9.30a.m. (EDT) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of Flagstone Re’s website at www.flagstonere.bm

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance company headquartered in Bermuda. Flagstone Re employs a focused, technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re and Flagstone Réassurance Suisse have received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service.

The company is traded on the New York Stock Exchange under the symbol FSR. Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.bm. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before November 14, 2007 and urges shareholders to refer to that document for more complete information concerning Flagstone’s financial results.

Please refer to the September 30, 2007 Financial Supplement, which will be posted on the Company’s website at www.flagstonere.bm for more detailed financial information.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income – For the three month and nine month periods ended September 30, 2007 and September 30, 2006 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

REVENUES
Gross premiums written	$123,704	$61,914	$512,062	$275,981
Reinsurance premiums ceded	(32,572)	(11,389)	(40,817)	(19,991)
Net premiums written	91,132	50,525	471,245	255,990
Change in net unearned premiums	47,667	12,956	(119,378)	(136,262)
Net premiums earned	138,799	63,481	351,867	119,728
Net investment income	17,022	9,849	51,184	24,650
Net realized and unrealized gains	8,298	10,827	10,911	2,206
Other income	1,961	1,216	2,885	3,225
Total revenues	166,080	85,373	416,847	149,809

EXPENSES
Loss and loss adjustment expenses	37,439	9,723	162,444	19,550
Acquisition costs	28,795	10,946	56,238	19,044
General and administrative expenses	19,763	7,649	48,232	23,898
Interest expense	5,873	1,291	12,657	1,291
Net foreign exchange gains	(1,842)	(419)	(3,180)	(1,744)
Total expenses	90,028	29,190	276,391	62,039

Income before income taxes, minority interest and interest in earnings of equity investments	76,052	56,183	140,456	87,770
Provision for income tax	(229)	(78)	(351)	(78)
Minority interest	(9,317)	-	(24,942)	-
Interest in earnings of equity investments	(257)	804	1,390	1,063

NET INCOME	$66,249	$56,909	$116,553	$88,755

Change in net unrealized gains (losses)	-	2,815	-	(769)
Change in currency translation adjustment	8,310	(23)	6,293	29

COMPREHENSIVE INCOME	$74,559	$59,701	$122,846	$88,015

Weighted average common shares outstanding—Basic	85,413,479	71,595,793	80,816,529	69,530,742
Weighted average common shares outstanding—Diluted	85,491,561	71,705,036	80,937,061	69,618,644
Net income per common share outstanding—Basic	$0.78	$0.79	$1.44	$1.28
Net income per common share outstanding—Diluted	$0.77	$0.79	$1.44	$1.27
Dividends declared per common share	$0.04	$-	$0.04	$-

Unaudited Condensed Consolidated Balance Sheets – September 30, 2007 and December 31, 2006 (expressed in thousands of U.S. dollars)

	As at	As at
	September 30, 2007	December 31, 2006

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2007 - $1,106,329; 2006 - $686,288)	$1,102,328	$682,278
Short term investments, at fair value (Cost: 2007 - $14,306; 2006 - $nil)	14,242	-
Equity investments, at fair value (Cost: 2007 - $22,156; 2006 - $nil)	28,746	-
Other investments	289,340	74,496
Total Investments	1,434,656	756,774
Cash and cash equivalents	322,768	261,352
Reinsurance premium balances receivable	189,553	68,940
Unearned premiums ceded	22,491	8,224
Accrued interest receivable	7,534	6,331
Receivable for investments sold	-	3,599
Deferred acquisition costs	36,819	11,909
Funds withheld	6,606	-
Goodwill	11,556	5,624
Other assets	33,704	18,659
Due from related parties	1,009	3,090
Total Assets	$2,066,696	$1,144,502

LIABILITIES
Loss and loss adjustment expense reserves	$161,442	$22,516
Unearned premiums	252,096	98,659
Insurance and reinsurance balances payable	22,728	-
Payable for investments purchased	8,248	9,531
Long term debt	264,469	137,159
Other liabilities	26,076	11,866
Due to related parties	-	252
Total Liabilities	735,059	279,983

Minority Interest	172,704	-

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2007 - 85,297,891; 2006 - 71,547,891)	853	715
Additional paid-in capital	903,220	728,378
Accumulated other comprehensive income (loss)	5,774	(4,528)
Retained earnings	249,086	139,954
Total Shareholders' Equity	1,158,933	864,519

Total Liabilities, Minority Interest and Shareholders' Equity	$2,066,696	$1,144,502

Cautionary Statement under Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This report may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise.

These statements include forward-looking statements both with respect to us specifically and our industry in general. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

• the risks discussed on our Form S-1 filed with the SEC on March 30, 2007 beginning on page 12

• cyclicality of demand and pricing in the reinsurance market

• unpredictability and severity of catastrophic events

• adequacy of our risk management and loss limitation methods

• adequacy of our loss reserves

• our limited operating history

• dependence on key personnel

• dependence on the policies, procedures and expertise of ceding companies

• potential loss of business from one or more major reinsurance brokers

• potential for financial strength rating downgrade

• risks inherent to our acquisition strategy

• highly competitive business environment and

• other factors, most of which are beyond our control.

Accordingly, all of the forward-looking statements made in this report  are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in our Form S-1 filed with the SEC on March 30, 2007 which could cause actual results to differ before making an investment decision.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share” which are non GAAP financial measures. We have included the diluted book value per share measure because it takes into account the effect of dilutive securities and therefore, we believe that this is a better measure of calculating shareholder returns than basic book value per share.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period, giving no effect to dilutive securities.   Diluted book value per share is defined as total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at September 30, 2007 and December 31, 2006.

Investors are cautioned not to place undue reliance on this non-GAAP measure in assessing the Company's overall financial performance.

Book Value per Share (Unaudited)

	As at	As at
	September 30, 2007	December 31, 2006
	($ in thousands, except share and per share data)

Shareholders' Equity	$1,158,933	$864,519

Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant - ($14 strike price) (2)	-	-
Diluted Shareholders' Equity	$1,158,933	$864,519

Dividends declared and paid	$3,412	$-

Common shares outstanding - end of period	85,297,891	71,547,891
Potential shares to be issued:
PSUs outstanding	1,538,000	713,000
RSUs outstanding	326,538	117,727
Conversion of warrant - ($14 strike price) (2)	-	-
Common Shares Outstanding - Diluted	87,162,429	72,378,618

Basic book value per share	$13.59	$12.08

Diluted book value per share	$13.30	$11.94

(1) No proceeds due when exercised
(2) Below strike price - not dilutive